SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2001

NATIONAL MERCANTILE BANCORP

(Exact name of Registrant as Specified in Its Charter)

California	0-15982	95-3819685
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1840 Century Park East
Los Angeles, California 90067
(Address of Principal Executive Offices)

(310) 277-2265
(Registrant’s Telephone Number, Including Area Code)

NA
(Former Name or Former Address, if Changed Since Last Report)

Item 2. Acquisition or Disposition of Assets

On December 14, 2001, National Mercantile Bancorp (the “Company”) acquired South Bay Bank, National Association (“South Bay”), through the consolidation of South Bay and Mercantile Interim Bank I, National Association, an interim bank formed by the Company to effect the acquisition.  As a result of the consolidation, South Bay has become a wholly owned subsidiary of the Company.  In the consolidation, the common shareholders of South Bay received an aggregate of approximately $29.7 million and the holders of outstanding Series A 10% Noncumulative Convertible Perpetual Preferred Stock of South Bay (“SBB Series A Preferred”) received identical shares of the resulting bank.  The Company has accounted for the consolidation as a “purchase” for financial reporting purposes.

The funds used to complete the purchase were obtained by the Company from: (i) existing funds of the Company, including approximately $15 million from the trust preferred offering completed by the Company in July 2001; (ii) a short-term unsecured loan of $5,000,000 bearing interest at the prime rate from the Revocable Trust No. 2 of Carl R. Pohlad, a shareholder of the Company, which loan has been repaid utilizing a $5,000,000 dividend from South Bay; and (iii) $1,000,000 from the issuance and sale of 1,000 shares of a newly created series of preferred stock designated “Series B Convertible Perpetual Preferred Stock” (the “Series B Preferred”) for $1,000 per share to James O. Pohlad, Robert C. Pohlad and William M. Pohlad, shareholders of the Company.  The Series B Preferred has no voting rights, bears no dividends, has a liquidation preference equal $1,000 increasing at a rate of 8.5% per year, is redeemable by the Company at any time for an amount equal to the liquidation preference, and may be converted by the holders into Common Stock of the Company at a rate of $7.04 per share (subject to adjustment for stock splits, stock dividends and similar transactions) at any time after the earliest to occur of June 30, 2005, the sale of all or substantially all of the assets of the Company or certain mergers or consolidations in which the Company is not the surviving entity.

In connection with the consolidation, the Company entered into an agreement with the holders of the SBB Series A Preferred which: (i) reduces the annual dividend rate on the SBB Series A Preferred to 8.5% ; (ii) eliminates the holders right to convert their SBB Series A Preferred into common stock of South Bay; (iii) permits the holders to convert their SBB Series A Preferred into shares of Common Stock of the Company at 50% of the fully diluted book value per common share at any time after June 30, 2005; and (iv) provides that if South Bay fails to pay a quarterly dividend on the SBB Series A Preferred despite being “well capitalized” under applicable rules, and provided that the dividend would be permissible under applicable law and regulations, the Company will issue a number of shares of Common Stock to the holders equal to the amount of the dividend divided by the fully diluted book value per share.  Following the closing, there were 100,000 shares of SBB Series A Preferred outstanding with a stated value of $25 per share.

Item 7.  Financial Statements of Businesses Acquired

(a)   Financial Statements of Business Acquired

(b)   Pro Forma financial information

Financial statements required by Item 7 of Form 8-K with respect to the consolidation will be filed by February 25, 2002 (75 days from the date this initial report must have been filed).

(c)   Exhibits

2.1   –  Agreement and Plan of Reorganization dated July 18, 2001.  Incorporated by reference from the Form 8-K dated July 24,  2001.

2.2   –  First Amendment to Agreement of Plan of Reorganization dated December 6, 2001

3.1   –  Certificate of Determination of Rights, Preferences, Privileges of Series B Convertible Perpetual Preferred Stock

10.1 –  Agreement dated December 13, 2001 by and among National Mercantile Bancorp, South Bay Bank, N.A. and the holders of the Series A Preferred of South Bay Bank

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL MERCANTILE BANCORP

Dated:	December 18, 2001	By:	/s/ Scott A. Montgomery
Scott A. Montgomery
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

2.1	Agreement and Plan of Reorganization dated July 18, 2001. Incorporated by reference from the Form 8-K dated July 24, 2001.

2.2	First Amendment to Agreement of Plan of Reorganization dated December 6, 2001.

3.1	Certificate of Determination of Rights, Preferences, Privileges of Series B Convertible Perpetual Preferred Stock.

10.1	Agreement dated December 13, 2001 by and among National Mercantile Bancorp, South Bay Bank, N.A. and the holders of the Series A Preferred of South Bay Bank.